UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 1, 2011
Date of Report (Date of earliest event reported)

HCP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-08895	33-0091377
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

3760 Kilroy Airport Way

Suite 300

Long Beach, California 90806

(Address of principal executive offices) (Zip Code)

(562) 733-5100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 1, 2011, James F. Flaherty III, Chairman and Chief Executive Officer of HCP, Inc. (the “Company”), entered into a Rule 10b5-1 sales plan for the period between July 1, 2011 and February 17, 2012.  Under the sales plan, so long as the Company’s common stock meets certain threshold prices, Mr. Flaherty could sell up to 150,000 shares of common stock, which was acquired from vested restricted stock awards, and he could effect a cashless exercise of up to 980,429 employee stock options.

On June 1, 2011, Paul F. Gallagher, Executive Vice President and Chief Investment Officer of the Company, entered into a Rule 10b5-1 sales plan for the period between June 30, 2011 and December 31, 2012.  Pursuant to the sales plan, so long as the common stock meets certain threshold prices, Mr. Gallagher could sell up to 12,000 shares of common stock, which was acquired from vested restricted stock awards, and he could effect a cashless exercise of up to 540,869 employee stock options

On June 1, 2011, Thomas M. Klaritch, the Company’s Executive Vice President — Medical Office Properties, entered into a Rule 10b5-1 sales plan for the period between June 30, 2011 and June 29, 2012.  Under the sales plan, so long as the common stock meets certain threshold prices, Mr. Klaritch could sell up to 40,000 shares of common stock, which was acquired from vested restricted stock awards.

Each of the aforementioned Rule 10b5-1 sales plans are intended to satisfy the Company’s insider trading policy and the requirements of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended.  Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell specified amounts of company stock.  Using these plans, among other objectives, individuals may gradually diversify their investment portfolios over an extended period of time.

Transactions for each of Messrs. Flaherty, Gallagher and Klaritch under his respective Rule 10b5-1 sales plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission.  Except as may be required by law, the Company does not undertake any obligation to report any modifications or terminations of any such plans, nor report any Rule 10b5-1 sales plans that may be adopted by other officers or employees of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCP, INC.
(Registrant)

	By:	/s/ Timothy M. Schoen
Timothy M. Schoen,
Executive Vice President - Chief Financial Officer

Dated: June 1, 2011